Mercury General Corporation Announces First Quarter Results and Declares Quarterly Dividend

LOS ANGELES, April 29, 2013 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2013:

Consolidated Highlights

	Three Months Ended March 31,		Change
	2013	2012	$	%
(000's except per-share amounts and ratios)
Net premiums written (1)	$690,504	$658,287	$32,217	4.9
Net income	$66,461	$73,356	$(6,895)	(9.4)
Net income per diluted share	$1.21	$1.34	$(0.13)	(9.7)
Operating income (1)	$37,829	$39,125	$(1,296)	(3.3)
Operating income per diluted share (1)	$0.69	$0.71	$(0.02)	(2.8)
Restructuring charges (2)	$10,000	$0	$10,000	NM
Catastrophe losses (3)	$1,000	$0	$1,000	NM
Combined ratio (4)	97.9%	97.6%	—	0.3 pts
NM = not meaningful
(1)

 These measures are not based on U.S. generally accepted accounting principles ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

(2)

The Company consolidated its claims and underwriting operations located outside of California into hub locations in Florida, New Jersey, and Texas, which resulted in a net workforce reduction of approximately 135 employees and a $10 million expense in the first quarter of 2013. The amounts are rounded to the nearest million.

(3)	2013 catastrophe losses were primarily the result of weather related events in Georgia. The amounts are rounded to the nearest million.
(4)

The Company experienced favorable development of approximately $3 million and unfavorable development of approximately $6 million on prior accident years' losses and loss adjustment expenses reserves for the three months ended March 31, 2013 and 2012, respectively. The year-to-date favorable development for the three months ended March 31, 2013 is primarily from non-California states.

Investment Results

	Three Months Ended March 31,
	2013	2012
(000's except average annual yield)
Average invested assets at cost (1)	$3,046,982	$2,984,903
Net investment income (2)
Before income taxes	$31,175	$31,486
After income taxes	$27,271	$28,037
Average annual yield on investments - after income taxes (2)	3.6%	3.8%
(1)

Fixed maturities and short-term bonds at amortized cost and equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each respective period.

(2)

Net investment income and average annual yield for the three months ended March 31, 2013 decreased primarily due to the maturity and replacement of higher yielding investments, purchased when market interest rates were higher, with lower yielding investments purchased during the current low interest rate environment.

Mercury CEO and President Gabe Tirador commented on the quarterly results:

"I am pleased to report our first quarter 2013 combined ratio was 97.9% and our written premiums grew by 4.9%, our ninth consecutive quarter of written premium growth. The Company is executing on our plan to improve profitability and we are experiencing continued improvement in our financial results outside of California.

The results were favorably impacted by approximately $3 million of positive reserve development, arising primarily from Florida and New Jersey business. Additionally, loss costs in the first quarter of 2013 compared favorably to those of the fourth quarter of 2012 which had included losses from Hurricane Sandy. Premium growth continues to be driven by personal automobile business in California and homeowners business in many states.

The first quarter results were impacted by approximately $10 million of pre-tax restructuring charges related to the consolidation of operations outside of California into hubs located in Florida, New Jersey and Texas. The charges added 0.5 point to our expense ratio and 1.0 point to the loss adjustment expense portion of the loss ratio. The Company expects future savings of approximately $12 million per year as a result of the consolidation."

The Board of Directors declared a quarterly dividend of $0.6125 per share. The dividend will be paid on June 27, 2013 to shareholders of record on June 13, 2013.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through May 6, 2013. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 35496206. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including the impact of current economic conditions on the Company's market and investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; general market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in states outside of California; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES SUMMARY OF OPERATING RESULTS (000's except per-share amounts and ratios) (unaudited)

	Three Months Ended March 31,
	2013	2012
Net premiums written	$690,504	$658,287

Revenues:
Net premium earned	$662,595	$635,812
Net investment income	31,175	31,486
Net realized investment gains	44,050	52,663
Other	2,333	2,714
Total revenues	$740,153	$722,675
Expenses:
Losses and loss adjustment expenses	467,060	449,916
Policy acquisition costs	123,722	117,430
Other operating expenses	58,063	52,925
Interest	314	410
Total expenses	$649,159	$620,681

Income before income taxes	90,994	101,994
Income tax expense	24,533	28,638
Net income	$66,461	$73,356

Basic average shares outstanding	54,922	54,877
Diluted average shares outstanding	54,935	54,908

Basic Per Share Data
Net income	$1.21	$1.34

Net realized investment gains, net of tax	$0.52	$0.62

Diluted Per Share Data
Net income	$1.21	$1.34

Net realized investment gains, net of tax	$0.52	$0.62

Operating Ratios-GAAP Basis
Loss ratio	70.5%	70.8%
Expense ratio	27.4%	26.8%
Combined ratio	97.9%	97.6%

Reconciliations of Operating Measures to Comparable GAAP Measures

Net premiums written	$690,504	$658,287
Change in net unearned premiums	(27,909)	(22,475)
Net premiums earned	$662,595	$635,812

Paid losses and loss adjustment expenses	$493,480	$480,522
Change in net loss and loss adjustment expense reserves	(26,420)	(30,606)
Incurred losses and loss adjustment expenses	$467,060	$449,916

MERCURY GENERAL CORPORATION AND SUBSIDIARIES CONDENSED BALANCE SHEETS AND OTHER INFORMATION (000's except per-share amounts and ratios)
	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $2,386,204; $2,270,903)	$2,513,418	$2,408,354
Equity securities (cost $484,102; $475,959)	539,258	477,088
Short-term investments (cost $152,184; $294,607)	152,081	294,653
Total investments	3,204,757	3,180,095
Cash	185,042	158,183
Receivables:
Premiums	368,303	345,387
Accrued investment income	33,778	31,109
Other	16,306	17,756
Total receivables	418,387	394,252
Deferred policy acquisition costs	190,844	185,910
Fixed assets, net	158,284	161,940
Current income taxes	0	7,058
Goodwill	42,796	42,796
Other intangible assets, net	46,090	47,589
Other assets	25,966	11,863
Total assets	$4,272,166	$4,189,686

LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and loss adjustment expenses	$1,009,418	$1,036,123
Unearned premiums	948,373	920,429
Notes payable	140,000	140,000
Accounts payable and accrued expenses	113,090	96,220
Current income taxes	4,726	0
Deferred income taxes	12,755	445
Other liabilities	168,458	153,972
Shareholders' equity	1,875,346	1,842,497
Total liabilities and shareholders' equity	$4,272,166	$4,189,686

OTHER INFORMATION
Common stock shares outstanding	54,922	54,922
Book value per share	$34.15	$33.55
Estimated statutory surplus	$1.51 billion	$1.44 billion
Estimated premiums written to surplus ratio	1.8	1.8
Debt to total capital ratio	6.9%	7.1%
Portfolio duration (including all short-term instruments)(a)	3.3 years	2.8 years
Policies-in-force (company-wide "PIF")(a)
Personal Auto PIF	1,252	1,249
Homeowners PIF	450	442

(a) Unaudited.

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Operating income is net income excluding realized investment gains and losses, net of tax. Net income is the GAAP measure that is most directly comparable to operating income. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized capital gains and losses. Realized capital gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of our business. It should be read in conjunction with the GAAP financial results. The Company has reconciled operating income with the most directly comparable GAAP measure in the table below.

	Three Months Ended March 31,
	Total		Per diluted share
	2013	2012	2013	2012
(000's except per-share amounts)
Operating income	$37,829	$39,125	$0.69	$0.71
Net realized investment gains, net of tax	28,632	34,231	0.52	0.62
Net income	$66,461	$73,356	$1.21	$1.34	(a)

(a) Net income per diluted share does not sum due to rounding.

Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that have been recognized as income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies. Net premiums written are meant as supplemental information and are not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. The Company has reconciled net premiums written with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Paid losses and loss adjustment expenses is the portion of incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. The Company has reconciled paid losses and loss adjustment expenses with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of prior accident periods' loss development. The most directly comparable GAAP measure is the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace combined ratio. It should be read in conjunction with the GAAP financial results. The Company has reconciled combined ratio-accident period basis with the most directly comparable GAAP measure in the table below.

	Three Months Ended March 31,
	2013	2012

Combined ratio-accident period basis	98.4%	96.7%
Effect of estimated prior periods' loss development	(0.5)%	0.9%
Combined ratio	97.9%	97.6%

CONTACT: Theodore Stalick, VP/CFO, +1-323-937-1060, www.mercuryinsurance.com